CODE OF ETHICS FOR

THE BOARD OF DIRECTORS OF

RENN FUND, INC.

The Renn Fund, Inc. (the “Fund”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure -- financial and otherwise -- in compliance with applicable law. This Code of Ethics (the “Code”), applicable to the Fund’s Board of Directors (the “Board”), sets forth policies to guide you in the performance of your duties and is for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund file with, or submit to, the Securities and Exchange Commission and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

As a member of the Board, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code recognizes that each member of the Board is subject to certain conflicts of interest inherent in the operation of investment companies, because, among other reasons, the members of the Board currently or may in the future serve as officers or employees of the Fund’s investment advisor (the “Advisor”) and/or affiliates of the Fund’s investment advisor (“Horizon”). This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund or Horizon govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

•	the Investment Company Act of 1940, as amended, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (the “Fund’s 1940 Act Code of Ethics”);

•	one or more codes of ethics adopted by Horizon that have been reviewed and approved by the members of the Board of the Fund that are not “interested persons” of the Fund (each an “Independent Director”), within the meaning of the 1940 Act (the “Horizon 1940 Act Code of Ethics”); and

•	Horizon’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “Horizon Policies”).

The provisions of the 1940 Act, the Advisers Act, the Horizon 1940 Act Code of Ethics, and the Horizon Policies are referred to herein collectively as the “Additional Conflict Rules”.

This Code is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a member of the Board is hereby deemed not to be a violation of this Code, unless and until the Independent Directors determine that any such violation of the Additional Conflict Rules is also a violation of this Code.

Members of the Board Should Act Honestly and Candidly

Each member of the Board has a responsibility to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each member of the Board must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•	comply with the laws, rules and regulations that govern the conduct of the Fund’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance”; and

•	adhere to a high standard of business ethics.

Conflicts Of Interest

A conflict of interest for the purpose of this Code occurs when your private interests, or those of your family members, interfere in any way, or even appear to interfere, with the interests of the Fund.

Members of the Board are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that members of the Board are subject to certain inherent conflicts of interest because members of the Board of the Fund, or a member of the Board’s family, also are or may be officers of Horizon (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

You are required to conduct the business of the Fund in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Fund where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code.

If you are in doubt as to the application or interpretation of this Code to you as a member of the Board of the Fund, you should make full disclosure of all relevant facts and circumstances to the Audit Committee of the Fund and obtain approval prior to taking action.

Each member of the Board must:

•	avoid conflicts of interest wherever possible;

•	handle any actual or apparent conflict of interest ethically;

•	not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the member of the Board would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the personal benefit of the member of the Board rather than the benefit of the Fund;

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

•	report at least annually affiliations or other relationships with the Fund, the Advisor (of its affiliates) or the distributor, as applicable, including any related conflict of interest.

Some conflict of interest situations that should always be approved by the Audit Committee, if material, include the following:

•	the receipt of any entertainment or non-nominal gift by the member of the Board, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than Horizon or its affiliates), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, the Fund’s service providers, other than Horizon; or

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the member of the Board’s employment by Horizon, as applicable, such as compensation or equity ownership.

Disclosures

It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Fund. As a member of the Board, you are required to promote compliance with this policy and to abide by the Fund’s standards, policies and procedures designed to promote compliance with this policy.

Each member of the Board must:

•	familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to other members of the Board, the Fund’s independent auditors, the Fund’s counsel, counsel to the Independent Directors, governmental regulators or self-regulatory organizations.

Unless otherwise required by law, this Code shall be disclosed as required by the Securities and Exchange Commission.

Compliance

It is the Fund’s policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each member of the Board to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

Accountability

Each member of the Board must:

•	upon receipt of the Code, sign and submit to the Fund’s Board an acknowledgement stating that he has received, read and understands the Code on the certification attached hereto as Appendix A.

•	annually thereafter affirm to the Fund’s Board that he or she has complied with the requirements of the Code and reported any violations of the Code on the certification attached hereto as Appendix A.

•	notify the Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

•	not retaliate against any other member of the Board or any employee of the Fund or affiliated persons of the Fund or the Fund’s service providers for reports of potential violations that are made in good faith.

Reporting Violations

The Fund’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Fund’s Audit Committee may consult Fund counsel in order to effectively discharge its responsibilities.

Investigation Procedures

The Fund will follow these procedures in investigating and enforcing this Code:

•	The Audit Committee will take all appropriate action to investigate any potential violations of the Code;

•	If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action;

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the Fund’s Board; and

•	If the Board concurs that a violation has occurred, it will take action which it considers appropriate. Such action may include a review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of each service provider or its governing body; or a recommendation to dismiss the member of the Board.

Waivers of Code of Ethics

The Audit Committee is responsible for granting waivers, implicit or otherwise, of this Code, as appropriate. Such Committee will be responsible for granting waivers, as appropriate; and any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

A waiver is the approval of a material departure from a provision of this Code. An implicit waiver is the Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Audit Committee.

Recordkeeping

The Fund will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee: (i) that provided the basis for any amendment or waiver to this Code; and (ii) relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee.

Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Fund and its counsel, Horizon and its counsel and any other advisors, consultants or counsel retained by the Board or the Audit Committee.

Amendments

This Code, other than Exhibit A, may not be amended except in written form, which is specifically approved by a majority vote of the members of the Board of the Fund, including a majority of the Independent Directors.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern each of the members of the Board in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Appendix A

RENN FUND INC.

Certification and Acknowledgement of Receipt of Code of Ethics

I acknowledge and certify that I have received a copy of the Code of Ethics for the members of the Board of Directors of the Renn Fund, Inc. (the “Code”). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code and to abide by those policies and procedures.

I acknowledge my commitment to comply with the Code.

Applicable next year:

I acknowledge that I complied with the Code for the one-year period ended             . I acknowledge that I reported all violations of this Code for the one-year period ended               of which I am aware.

(Please submit on a separate piece of paper, exceptions to these acknowledgements.)

Board Member Name (Please Print)	Board Member Signature

Date